Exhibit 99.1

Contact:

David Bullock

Chief Financial Officer

(717) 849-8500

Ian Lee

(717) 771-3220

InvestorRelations@grahampackaging.com

Graham Packaging Announces Results for Third Quarter 2010

YORK, PA, November 4, 2010—Graham Packaging Company Inc. (NYSE:GRM) today announced results for the quarter ended September 30, 2010.

Highlights

•	Net Sales increased 7.1% to $630.4 million, compared with $588.8 million in the third quarter of 2009.

•	Adjusted EBITDA(1) increased to $130.1 million, a $5.3 million increase over the third quarter of 2009. Last twelve months (“LTM”) Adjusted EBITDA was $479.2 million.

•	Free Cash Flow(2) for the nine months ended September 30, 2010 was $116.0 million due to strong third quarter performance.

•	On September 23, 2010, Graham completed its acquisition of Liquid Container L.P. and subsidiaries and general partners (“Liquid Container”) for $564.3 million.

•

Also on September 23, 2010, Graham extended the maturity of its existing senior secured term loan due October 2011 (“Term Loan B”) in the amount of $563.1 million to an expected maturity date of September 2016.

•	The Company reaffirms its expectation for 2010 Adjusted EBITDA to be $478 million for its legacy business and $495 million including the acquisition of Liquid Container.

Third Quarter 2010

Net sales for the third quarter of 2010 increased by 7.1% to $630.4 million primarily due to higher resin costs which are passed on to customers, higher unit volume and the effect of acquiring Liquid Container and China Roots Packaging PTE Ltd. (“China Roots”), partially offset by the unfavorable impact of exchange rates. Adjusted EBITDA for the quarter increased to $130.1 million, compared with $124.8 million in the third quarter of 2009.

“We are extremely pleased with our third quarter performance,” said CEO Mark Burgess. “Our Adjusted EBITDA showed a $5.3 million, or 4.2%, improvement over last year as a result of our acquisitions, growth internationally and continued productivity improvements. Our LTM Adjusted EBITDA is now $479.2 million. We generated strong free cash flow during the quarter, and have retired a significant amount of debt so far this year. Best of all, during the third quarter we completed our acquisitions of Liquid Container and China Roots. These are both terrific opportunities for Graham to serve our multinational customers with innovation and technology.”

By segment, sales in North America increased $42.7 million, or 8.5%, due to higher resin costs, which are passed through to customers, higher unit volume in the base business and the favorable impact of exchange rates. Sales in Europe were down $5.9 million, or 9.6%, primarily resulting from unfavorable exchange rates. Sales in South America were up $0.3 million, or 1.1%, as price increases offset a decrease in unit volume. Sales in Asia were $4.5 million, consisting of the company’s recently acquired operation in China.

SG&A expenses increased to $44.3 million from $32.0 million in the third quarter of last year. Expenses related to the acquisitions of Liquid Container and China Roots were $8.3 million and the Company recorded $8.1 million of expense related to an arbitration decision on the lawsuit involving OnTech Operations Inc. (“OnTech”). Excluding these two expenses, SG&A decreased due to lower advisory service fees of $1.0 million and ongoing expense reduction efforts.

Operating income decreased to $65.7 million from $71.5 million in the third quarter of 2009. Excluding the expenses related to the Liquid Container and China Roots acquisitions (including $2.1 million related to inventory step-up resulting from purchase price allocations), the OnTech arbitration decision, impairment charges and net loss on disposal of property, plant and equipment, operating income increased by $6.4 million.

Interest expense for the quarter was $43.7 million, a decrease of $6.4 million from the third quarter of last year, due to debt retirements from earlier in the year and the discontinuation of hedge accounting for interest rate collar and swap agreements. This was partially offset by interest on the debt financing for Liquid Container and the higher interest on the refinanced term loan.

2010 Year to Date

Net sales for the nine months ended September 30, 2010, increased by 7.6% to $1,868.8 million due to higher resin costs, which are passed through to customers, higher unit volume in the base business and the favorable impact of exchange rates. Adjusted EBITDA for the nine months ended September 30, 2010, increased to $379.3 million, compared with $362.6 million for the nine months ended September 30, 2009. Operating income for the nine months ended September 30, 2010, decreased to $188.9 million from $210.0 million for the nine months ended September 30, 2009, primarily due to a one-time fee of $35.0 million to terminate a monitoring agreement, $11.2 million of expenses related to the acquisitions of Liquid Container and China Roots, the OnTech arbitration award of $8.1 million and $4.5 million in initial public offering (“IPO”) bonuses and other IPO-related expenses, offset by lower impairment charges. Excluding these items, operating income increased by $27.3 million over the first three quarters of 2009.

Free Cash Flow for the nine months ended September 30, 2010, was $116.0 million.

The Company retired approximately $202 million of term loan debt during the nine months ended September 30, 2010. Approximately $129 million of the retirement was funded by the initial public offering and the remaining $73 million was funded by cash on hand. Additionally, during the third quarter of 2010, the company extended the maturity date of its Term Loan B, due October 2011, to an expected maturity date of September 2016.

Acquisitions of Liquid Container and China Roots

As previously announced on September 23, 2010, the Company completed its acquisition of Liquid Container. Liquid Container operates fourteen blow molded plastic container plants in the U.S. serving food and household product categories. Liquid Container is expected to have net sales in North America of almost $400 million in 2010, and approximately 80% of Liquid Container’s unit sales are supplied to customers in the food category.

In conjunction with the closing of the Liquid Container acquisition, Graham entered into a new $913.0 million aggregate principal amount term loan facility (“Term Loan D”) under its existing senior secured credit agreement and completed its offering of $250.0 million 8.25% senior unsecured notes due 2018. Approximately $563.1 million of the proceeds from the Term Loan D, along with cash on hand, were used to refinance in full the existing Term Loan B. The remaining proceeds from the Term Loan D and the proceeds from the new notes were used to finance the acquisition of Liquid Container and pay related fees and expenses.

As previously announced on July 1, 2010, the Company successfully completed its acquisition of China Roots. China Roots operates a world-class container manufacturing plant in the Guangzhou Economic and Technological Development District producing plastic containers and closures for food, health care and petrochemical products.

2010 Outlook

For fiscal year 2010, the Company currently expects Adjusted EBITDA to be $478 million for its legacy business, and $495 million including the acquisitions of Liquid Container and China Roots.

Conference Call Information

The Company will hold a conference call to discuss fiscal 2010 third quarter results at 5:00 p.m. EDT this afternoon. The call will be web cast live over the Internet from the company’s web site at www.grahampackaging.com under “Investor Relations.” Participants should follow the instructions provided on the Web site for downloading and installing the necessary audio applications. The conference call also is available by dialing 866-831-6243 (domestic) or 617-213-8855 (international) and entering pass code 76672429.

Following the live conference call, a replay will be available one hour after the call. The replay also will be available on the company’s Web site or by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering pass code 23156557. The telephonic replay will be available for thirty days.

About Graham Packaging

Graham Packaging, based in York, Pennsylvania, is a worldwide leader in the design, manufacture and sale of technology-based, customized blow molded plastic containers for the branded food and beverage, household, personal care/specialty and automotive lubricants product categories. The Company has an extensive blue-chip customer base that includes many of the world’s largest branded consumer products companies. It produces more than 20 billion container units annually at 97 plants in North America, Europe, South America and Asia.

Graham Packaging is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments and beers; the leading global supplier of plastic containers for yogurt drinks; a leading supplier of plastic containers for liquid fabric care products, dish care products and hard-surface cleaners; and the leading supplier in the U.S., Canada and Brazil of one-quart/liter plastic motor oil containers.

To learn more about Graham Packaging, please visit the Company’s Web site at http://www.grahampackaging.com/. Graham Packaging uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding Graham Packaging is routinely posted on the Company’s Web site and is readily accessible.

Forward-Looking Statements

Information provided and statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and Graham Packaging assumes no obligation to update the information included in this press release. Such forward-looking statements include information concerning Graham Packaging’s possible or assumed future results of operations. These statements often include words such as “approximate,” “believe,” “expect,” “anticipate,” “outlook,” “intend,” “plan,” “estimate” or similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about Graham Packaging’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond Graham Packaging’s control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission, more specifically Item 1A of the Company’s Annual Report on Form 10-K). Although Graham Packaging believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Forward-looking statements only speak as of the date of this press release or the date they were made and, unless otherwise required by law, Graham Packaging disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

The Company believes that the presentation of adjusted EBITDA and free cash flow provides investors with useful analytical indicators of our performance. Additionally, the Company uses adjusted EBITDA and free cash flow as key internal metrics and two components, among several, of management incentive compensation. Because not all companies use identical calculations, these presentations of adjusted EBITDA may not be comparable to other similarly titled measures of other companies. A reconciliation of (loss) income from continuing operations to adjusted EBITDA is as follows:

(1)	Reconciliation of (loss) income from continuing operations to EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,		Four Quarters Ended September 30, 2010
	2010	2009	2010	2009
	(In millions)
(Loss) income from continuing operations	$(4.4)	$13.1	$8.9	$64.8	$(32.2)
Interest income	(0.2)	(0.4)	(0.5)	(0.8)	(0.7)
Interest expense	43.7	50.1	131.0	127.0	180.8
Income tax provision	(5.0)	9.2	7.1	21.8	12.3
Depreciation and amortization	40.3	39.4	117.9	118.5	158.1

EBITDA	$74.4	$111.4	$264.4	$331.3	$318.3

Reconciliation of EBITDA to adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,		Four Quarters Ended September 30, 2010
	2010	2009	2010	2009
	(In millions)
EBITDA	$74.4	$111.4	$264.4	$331.3	$318.3
Asset impairment charges	0.9	6.1	3.7	14.2	31.4
(Decrease) increase in income tax receivable obligations	(3.2)	—	1.7	—	1.7
Other non-cash charges (a)	1.3	2.4	3.0	5.1	5.3
Fees related to monitoring agreements (b)	0.2	1.3	1.2	3.7	2.4
Net loss (gain) on debt extinguishment	28.5	—	31.1	(0.8)	40.6
Write-off of amounts in accumulated other comprehensive income related to interest rate swaps	7.0	—	7.0	—	7.0
Contract termination fee and IPO-related expenses (c)	0.2	—	39.6	—	39.8
Acquisition and integration expenses (d)	10.4		11.2		11.2
Venezuelan hyper-inflationary accounting	(0.2)	—	2.3	—	2.3
Reorganization and other costs (e)	10.6	3.6	14.1	9.0	19.2
Other administrative expenses (f)	—	—	—	0.1	—

Adjusted EBITDA (g)	$130.1	$124.8	$379.3	$362.6	$479.2

(a)	Represents the net loss on disposal of fixed assets, stock-based compensation expense and equity income from unconsolidated subsidiaries.

(b)	Represents annual fees paid to Blackstone Management Partners III L.L.C. and a limited partner of Holdings pursuant to the Fifth Amended and Restated Limited Partnership Agreement, the Amended and Restated Monitoring Agreement and the Sixth Amended and Restated Limited Partnership Agreement.

(c)	Represents costs related to the termination of the Amended and Restated Monitoring Agreement, IPO bonus payments and other IPO-related costs.

(d)	Represents costs related to the acquisition and integration of Liquid Container and China Roots.

(e)	Represents costs related to an arbitrator’s decision to award OnTech Operations, Inc. a settlement for its claims against us, plant closures, employee severance and other costs defined in the senior secured credit agreement.

(f)	Represents administrative expenses incurred by us and paid by Blackstone on our behalf.

(g)	We use adjusted EBITDA as one factor in the setting of incentive compensation.

(2)	Reconciliation of cash flow from operations to free cash flow:

	Nine Months Ended September 30,
	2010	2009
	(In millions)
Net cash provided by operating activities	$182.7	$308.2
Cash paid for property, plant and equipment	(111.2)	(104.5)
Acquisition and integration expenses	5.0	—
Contract termination fee and IPO-related expenses	39.5	—

Free cash flow	$116.0	$203.7

GRAHAM PACKAGING COMPANY INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands, except share and per share data)
Net sales	$630,439	$588,803	$1,868,847	$1,736,368
Cost of goods sold	518,396	477,005	1,533,888	1,418,300

Gross profit	112,043	111,798	334,959	318,068
Selling, general and administrative expenses	44,292	32,005	140,233	89,478
Asset impairment charges	925	6,136	3,716	14,171
Net loss on disposal of property, plant and equipment	1,078	2,110	2,132	4,408

Operating income	65,748	71,547	188,878	210,011
Interest expense	43,729	50,138	131,005	127,019
Interest income	(181)	(360)	(479)	(832)
Net loss (gain) on debt extinguishment	28,468	—	31,132	(756)
Write-off of amounts in accumulated other comprehensive income related to interest rate swaps	6,988	—	6,988	—
(Decrease) increase in income tax receivable obligations	(3,233)	—	1,667	—
Other (income) expense, net	(644)	(520)	2,567	(2,065)

(Loss) income before income taxes	(9,379)	22,289	15,998	86,645
Income tax (benefit) provision	(5,025)	9,206	7,063	21,821

(Loss) income from continuing operations	(4,354)	13,083	8,935	64,824
Loss from discontinued operations	—	(2,117)	—	(3,924)

Net (loss) income	(4,354)	10,966	8,935	60,900
Net (loss) income attributable to noncontrolling interests	(209)	1,930	1,765	10,018

Net (loss) income attributable to Graham Packaging Company Inc. stockholders	$(4,145)	$9,036	$7,170	$50,882

Earnings per share:
(Loss) income from continuing operations per share:
Basic	$(0.07)	$0.25	$0.12	$1.26
Diluted	$(0.07)	$0.25	$0.11	$1.26
Loss from discontinued operations per share:
Basic	$—	$(0.04)	$—	$(0.08)
Diluted	$—	$(0.04)	$—	$(0.08)
Net (loss) income attributable to Graham Packaging Company Inc. stockholders per share:
Basic	$(0.07)	$0.21	$0.12	$1.18
Diluted	$(0.07)	$0.21	$0.11	$1.18
Weighted average shares outstanding:
Basic	62,664,870	42,975,419	59,426,211	42,975,419
Diluted	62,664,870	42,988,751	59,426,211	42,980,617

GRAHAM PACKAGING COMPANY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2010	December 31, 2009
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$169,955	$147,808
Accounts receivable, net	276,146	191,685
Inventories	231,183	194,702
Deferred income taxes	4,402	3,446
Prepaid expenses and other current assets	48,022	58,297

Total current assets	729,708	595,938
Property, plant and equipment, net	1,217,770	1,017,778
Intangible assets, net	201,163	43,012
Goodwill	641,030	437,058
Other non-current assets	50,597	32,506

Total assets	$2,840,268	$2,126,292

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$46,282	$100,657
Accounts payable	175,292	111,013
Accrued expenses and other current liabilities	221,801	186,806
Deferred revenue	27,273	30,245

Total current liabilities	470,648	428,721
Long-term debt	2,813,643	2,336,206
Deferred income taxes	44,734	24,625
Other non-current liabilities	91,501	99,854
Commitments and contingent liabilities
Equity (deficit):
Graham Packaging Company Inc. stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, shares issued and outstanding 62,879,136 and 42,998,786	629	430
Additional paid-in capital	456,187	297,470
Retained earnings (deficit)	(1,024,860)	(1,032,887)
Notes and interest receivable for ownership interests	(6,190)	(6,353)
Accumulated other comprehensive income (loss)	(15,293)	(31,123)

Graham Packaging Company Inc. stockholders’ equity (deficit)	(589,527)	(772,463)
Noncontrolling interests	9,269	9,349

Equity (deficit)	(580,258)	(763,114)

Total liabilities and equity (deficit)	$2,840,268	$2,126,292

GRAHAM PACKAGING COMPANY INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
	(In thousands)
Operating activities:
Net income	$8,935	$60,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117,913	118,790
Amortization of debt issuance fees	4,771	6,392
Accretion of senior unsecured notes	356	—
Net loss (gain) on debt extinguishment	31,132	(756)
Write-off of amounts in accumulated other comprehensive income related to interest rate swaps	6,988	—
Net loss on disposal of property, plant and equipment	2,132	4,408
Pension expense	2,366	3,845
Asset impairment charges	3,716	18,308
Unrealized loss on termination of cash flow hedge accounting	242	4,896
Stock compensation expense	937	658
Equity income from unconsolidated subsidiaries	(46)	—
Deferred tax provision	(5,244)	5,841
Increase in income tax receivable obligations	1,667	—
Foreign currency transaction gain	(59)	(143)
Interest receivable on loans to owners	(269)	(94)
Changes in operating assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(45,231)	12,967
Inventories	1,891	32,730
Prepaid expenses and other current assets	9,089	17,835
Other non-current assets	(5,391)	(4,527)
Accounts payable and accrued expenses	59,046	41,746
Pension contributions	(6,099)	(15,288)
Other non-current liabilities	(6,128)	(262)

Net cash provided by operating activities	182,714	308,246

Investing activities:
Cash paid for property, plant and equipment	(111,226)	(104,497)
Proceeds from sale of property, plant and equipment	544	879
Acquisitions of/investments in businesses, net of cash acquired	(578,900)	(1,385)
Increase in restricted cash	(7,300)	—

Net cash used in investing activities	(696,882)	(105,003)

Financing activities:
Proceeds from issuance of long-term debt	667,584	38,983
Payment of long-term debt	(264,690)	(76,984)
Debt issuance fees	(33,457)	(14,977)
Proceeds from the issuance of common stock, net of underwriting discount of $11.3 million	171,055	—
Payment of other expenses for the issuance of common stock	(5,669)	—
Repayment of notes and interest for ownership interests	432	—
Proceeds from issuance of ownership interests	1,355	—
Purchase of ownership interests	—	(89)

Net cash provided by (used in) financing activities	536,610	(53,067)

Effect of exchange rate changes on cash and cash equivalents	(295)	2,768

Increase in cash and cash equivalents	22,147	152,944
Cash and cash equivalents at beginning of period	147,808	43,879

Cash and cash equivalents at end of period	$169,955	$196,823

Supplemental disclosures:
Cash paid for interest, net of amounts capitalized	$104,701	$111,411
Cash paid for income taxes (net of refunds)	15,464	12,089
Non-cash investing and financing activities:
Capital leases	—	1,551
Accruals for purchases of property, plant and equipment	9,323	15,388
Accruals related to acquisitions	1,256	—
Accruals for debt issuance fees	1,618	153